Exhibit 10.22

                              CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into as of March 26, 2007 by and between Hybrid Technologies, Inc. (the "Company"), a Nevada corporation, and Griffen Trading Company, a Nevada corporation ("Consultant").

NOW, THEREFORE, for and in consideration of the mutual promises herein contained and the benefits that have and will inure to each of the parties hereto, the parties hereto do agree as follows:

1. Services. Subject to the terms and conditions of this Agreement, Consultant agrees to perform for Company the following services;

A. Identify and coordinate investor relations and investor communication services

B. Coordinate construct and redevelop Home Web site and corresponding links

C. Engage in development, production, and distribution of authorized marketing materials

D. Coordinate press and there distribution

E. Develop and Coordinate media, including such avenues as print, radio, cable, satellite, air commuter commercials, news paper ,ect.

F. Identify appropriate merger and acquisition candidates

G. Maximize efficiency of media generated interest in Hybrid

H. Business Development

All marketing, press and or advertising will meet with all rules and regulations of the SEC NASD FCC, and any other governing body.

Such services are hereinafter referred to as "Services." Company agrees that Consultant shall have ready access to Company's staff and resources as necessary to perform the Consultant's Services provided for by this Agreement. Company agrees that the cost of legal, accounting, investor relations services provided by third parties are the responsibility of the Company and not of the Consultant.


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

2. Period of Performance. The Company shall hire Consultant for a period of one
(1) year commencing March 26, 2007 and ending March 25, 2008 unless earlier terminated pursuant to the terms of this Agreement.

3. Standard of Performance. Consultant agrees that the Services performed hereunder will represent his best efforts and will be of the highest professional standards and quality.

4. Compliance with Company's Policies. Notwithstanding the fact that the Consultant is an independent contractor, while on the Company premises, Consultant shall observe and obey and cause its employees and subcontractors to observe and obey, all policies, procedures, rules, and regulations of Company applicable to Company's own employees.

5. Compensation for Services. Company agrees to compensate Consultant for Services in the amount of $2,600,000. Consultant and the Company agree that the Company may issue to the Consultant three million one hundred thousand (3,100,000) shares of its common stock in payment of this amount. The Company and the Consultant determined the number of shares to be issued for the Services using the Black Scholes Option Pricing Model as determined on the attached Schedule A. The shares shall be restricted shares" and shall have no registration rights.

6. Expense Reimbursement: Consultant agrees that he will supply all instrumentalities, tools, implements, appliances, and other materials needed for the performance of Services and will bear all routine business and not operational expenses incurred to perform such Services. The Company will not reimburse Consultant for the following out-of-pocket expenses, unless such expenses are pre-approved in writing by the Company and documented, and incurred in performing the Services:

a. Travel Expenses. The Company shall reimburse Consultant for the following reasonable travel expenses incurred by Consultant directly in the performance of Services for the Company: (1) transportation expenses, including air fare rental cars, gas, and taxi fare; (2) hotel expenses; and (3) meals.

b. Receipt required. For the reimbursement of expenses identified in the above paragraph 6(a) that exceed twenty-five dollars ($25.00), the Company requires that the Consultant present an original receipt for such expenses.

7. Return of Company Property. When the Services are completed, Consultant agrees to return to the Company all property of the Company, and all data and records of Company Data, as defined herein, including all copies thereof. This includes all of the Company's processes, customer lists, customer requirements, and information not generally known relating to research, development, manufacture and sale of Company products.

8. Termination. For the duration of the Period of Performance, this Agreement may be terminated only:

a. by mutual agreement of the Company and Consultant; or

b. Notwithstanding a. above the Company may terminate this agreement in the first 90 days from the date of this agreement; and 80% of total compensation plus 90% of the dividend paid shall be returned forthwith by the Company, effective immediately, if Consultant (a) is convicted or pleads guilty or nolo contendere to a felony or misdemeanor involving fraud, embezzlement, theft, or dishonesty, or other criminal conduct; or (b) commits any act of fraud or dishonesty with respect to the Company; or

d, by Consultant if the Company materially breaches this Agreement and fails to cure any such breach within ten (10) days of receiving written notice from Consultant stating the specific nature of the breach.


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

9. Nondisclosure of Company Data. Whereas the Company has a proprietary interest in, and its business is one that requires secrecy concerning "Company Data,"? which is defined as Company information that is not generally known by or readily ascertainable to the public, and includes (i) inventions, formulas, data, patterns, designs, drawings, discoveries, improvements, know-how, methods, processes, and methods employed or sold by the Company, or relating to their businesses; (ii) client data (whether or not reduced to writing or capable of being memorized), including but not limited to client lists, client preferences, the specific services and/or products provided to specific clients, client contacts, pricing information, concessions and prior bids; (iii) marketing information, including but not limited to business strategy, plans and research;
(iv) business plans, including but not limited to capital projects; (v) financial information; and (vi) trade secrets as defined by California law. Company Data includes documents, records, tapes, files, media, and any other medium of communicating information.

a. Consultant shall hold in trust for the Company, and not disclose to any unauthorized person or use for any purpose other than the performance of this Agreement any Company Data without the prior written consent of the Company, unless and only to the extent that Company Data becomes generally known to and available for use by the public other than as a result of Consultant's acts or omissions.

b. Consultant hereby acknowledges that during the performance of Services pursuant to this Agreement, the Consultant may learn of or receive Company Data concerning the business or affairs of the Company that are the property of the Company. Therefore, Consultant hereby confirms that all such information relating to the Company's business will be kept confidential by the Consultant, except to the extent that such information is required to be divulged to the Consultant's clerical or support staff or associates in order to enable Consultant to perform Consultant's obligations under this Agreement. Upon request by the Company, Consultant shall deliver to the requesting party all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to Company Data of the requesting party that Consultant may then possess or have under his or her control.

10. Remedies for Breach of Consultant's Covenants of Non-Disclosure. If, at the time of enforcement of paragraphs 10, 10(a) and 10(b) above, a court shall hold that the scope of restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum scope reasonable under such circumstances shall be substituted for the stated scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum scope permitted by law. Consultant agrees that the restrictions contained in paragraphs 10, 10(a) and 10(b) are reasonable. In the event of the breach or a threatened breach by Consultant of any of the provisions of paragraphs 10, 10(a) and 10(b) the Company, in addition and supplementary to other rights and remedies existing at law or equity in its favor, may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

11. Representations. Consultant represents and warrants to the Company that Consultant is subject to no agreement or obligation (including, without limitation, any non-competition or confidentiality agreement) or bound by any contract with any person, corporation, or other entity that would in any way interfere with the performance of Consultant's duties and obligations to the Company under this Agreement. Consultant agrees to hold the Company and their officers, directors, employees, managers, members, shareholders and agents harmless from any claim (and the expenses associated therewith) by a third party under a non-competition, confidentiality or similar agreement.

12. Survival. Paragraphs 5 through 10 shall survive and continue in full force and effect notwithstanding any termination of this Agreement.

13. Notices. All notices, consents, changes of address and other communications required or permitted to be made under the terms of this Agreement shall be in writing and shall be (i) personally delivered by an agent of the relevant party, or (ii) transmitted by postage prepaid, certified or registered mail:


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

To the Company:
Hybrid Technologies, Inc.
5001 E. Bonanza Road, Suite 138
Las Vegas, Nevada 89110

Attention: Chief Executive Officer

To Consultant:    Griffen Trading Company
                  3540 W. Sahara Ave
                  Las Vegas, Nevada 89102

14. Waiver of Breach. The waiver by any party of a breach by another party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by the party sought to be bound.

15. Assignment. Consultant acknowledges that the services to be rendered by Consultant are unique and personal. Accordingly, Consultant may not assign any of Consultant's rights or delegate any of Consultant's duties or obligations under this Agreement, except to the extent amounts are payable to Consultant hereunder after Consultant's death, in which case those benefits may be assigned by will or the law of descent. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the Company and its successors and assigns.

16. Severability. In the event that any of these provisions shall be held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. The parties in no way intend to include a provision that contravenes public policy. Therefore, if any provision of this Agreement is unlawful, against public policy, or otherwise declared void or unenforceable, such provision shall be deemed excluded from this Agreement, which shall in all other respects remain in effect.

17. Entire Agreement, Modification or Amendment. The parties hereby agree that this Agreement contains the entire agreement and understanding by and between the parties with respect to the subject matter hereof, and no representations, promises, agreements, or understandings, written or oral, relating to the subject matter hereof not contained herein shall be of any force or effect. Consultant agrees that Consultant has actively participated in negotiating the provisions contained in this Agreement, that these provisions have been negotiated in good faith by all parties, and that the terms of this Agreement should not be construed against either the Company or Consultant. This Agreement may be amended only by written amendment signed by the parties.

18. Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. Rebuttable proof of execution of this Agreement by any party may be made by presentation of a copy of this Agreement bearing a facsimile or photostatic copy of the signature of the party whose execution is sought to be proved, and such copies shall be as valid as the originals and as admissible as evidence of proof of the execution and terms and provisions hereof as the originals.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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

20. Arbitration. Any and all disputes arising out of or relating to the interpretation, application, formation, or the termination of this Contract shall be subject to binding and final arbitration in Orange County, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be equally shared between the parties.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to California's rules of conflicts of law, and regardless of the place or places of its physical execution and performance.

22. Independent Contractor Relationship. The parties hereto intend that an independent contractor-owner relationship will be created by this Agreement. Company is interested only in the result to be achieved, and the conduct and control of the Services will lie solely with Consultant. Consultant is not to be considered an agent or employee of Company for any purpose, and neither Consultant nor his employees are entitled to any of the benefits that Company may provide for its own employees. It is understood that Company does not agree to use Consultant exclusively. It is further understood that Consultant is free to contract for similar or other services to be performed for other owners while under this Agreement with Company.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above-written.

Witnesses:                              HYBRID TECHNOLOGIES, INC.

/s/ Diana Hancock                       By: /s/ Holly A. Roseberry
------------------------------
Print Name:                             Print Name: Holly A. Roseberry
                                        Title: President
                                        4-9-07
                                        CONSULTANT

                                        Griffen Trading Company
                                        ------------------------

                                        /s/ Gregg Mulholland   April 4/ 2007
------------------------------
Print Name: __________________


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

SCHEDULE A
Hybrid Technologies, Inc.
Common Stock Valuation
               26-Mar-07

Option value per Note 10 to the Financial Statements as of July 31, 2006

                    Number of options granted                                           1,474,000
                    Price per share at grant                                        $        6.40

                    Total value                                                         9,433,600

                    Option value per Black Scholes valuation                            7,568,000
                    Option value as a per cent of market value                                 80%
                    Restricted share value as a percent of market value                        20%

                    Share value at March 23, 2007                                   $        4.21
                    Option value using the same criteria as used in
                    the July 31, 2006 financial statements                                   3.37
                    Restricted share value                                          $        0.84

                    Contract value                                                  $   2,600,000

                    Restricted share value                                                   0.84
                    Number of shares                                                 3,095,238.10


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